Consent  Solicitation  and  Offer  to  Redeem  for  Cash
Certain Outstanding Shares of Common Stock of
HAYNES  HOLDINGS,  INC.
Held  by  Certain  Stockholders  of  Haynes  Holdings,  Inc.
at  $10.15  Per  Share

THE REDEMPTION OFFER DESCRIBED HEREIN WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MARCH 3, 1997, UNLESS EXTENDED

CONSUMMATION  OF  THE  OFFER  IS  SUBJECT  TO  CERTAIN  CONDITIONS.
SEE  "TERMS  AND  CONDITIONS  OF  THE  REDEMPTION  OFFER."



IMPORTANT

     Any stockholder desiring to tender all or any portion of his or her shares of Common Stock, $.01 par value ("Holdings Common Stock"), of Haynes Holdings, Inc., a Delaware corporation (the "Company"), for redemption in accordance with the terms and conditions hereof must cause the Letter of Transmittal included herewith (or a facsimile copy thereof) to be completed, signed in accordance with the instructions contained therein, and mailed or delivered (together with all other required documents) to the Company, and must deliver the certificates for such shares of Holdings Common Stock to the Company along with the Letter of Transmittal. A person owning shares of Holdings Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if the owner desires to tender such shares.

          The Company is also seeking the consent of each stockholder of the Company to the amendment of the Company's existing Stockholders Agreement.
Any stockholder receiving this Consent Solicitation and Offer to Redeem and thereafter executing the signature page to the Amended Stockholders Agreement (as defined) included with the Letter of Transmittal will have the rights of an "Investor" as such term is defined in the Amended Stockholders Agreement. See "Acceptance for Redemption and Redemption of Shares."

      Questions and requests for assistance may be directed to the Company at its address and telephone number set forth in the Letter of Transmittal
included  herewith.   Additional copies of this Offer to Redeem and the Letter
of  Transmittal  may  be  obtained  from  the  Company.

         OFFEREE STOCKHOLDERS ARE URGED TO READ THIS CONSENT SOLICITATION AND OFFER TO REDEEM AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY PRIOR TO TAKING ANY ACTION WITH RESPECT THERETO.

January  30,  1997

          TABLE  OF  CONTENTS

     Page

     INTRODUCTION          1

     TERMS  AND  CONDITIONS  OF  THE  REDEMPTION  OFFER          3

     PROCEDURE  FOR  TENDERING  SHARES          4

     ACCEPTANCE  FOR  REDEMPTION  AND  REDEMPTION  OF  SHARES          6

     WITHDRAWAL  RIGHTS          7

     CERTAIN  TAX  CONSEQUENCES          8

     PRICE  RANGE  OF  HOLDINGS  COMMON  STOCK;  DIVIDENDS          9

     THE  PURCHASE  TRANSACTION          10

          Terms  of  the  Purchase  Agreement          10
          Terms  of  the  Amended  Stockholders  Agreement          11
          Amendment  to  the  Loan  and  Security  Agreement          13
          The  Change  of  Control  Offer          14

     REDEMPTION OF HOLDINGS COMMON STOCK HELD BY THE OTHER STOCKHOLDERS     14

Terms  of  the  Fund  Redemption  Agreement          14
Terms  of  the  Management  Redemption  Agreement          15

CERTAIN  INFORMATION  WITH  RESPECT  TO  THE  COMPANY          16

CERTAIN  INFORMATION  WITH  RESPECT  TO  BLACKSTONE          16

Exhibit A - Stock Purchase Agreement dated as of January 24, 1997 by and among Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II Merchant Banking Fund L.P., Blackstone Family Investment Partnership L.P., Haynes Holdings, Inc. and Haynes International, Inc.

Exhibit B -     Stock Redemption Agreement dated as of January 24, 1997 by and among  MLGA  Fund  II,  L.P.,  MLGAL  Partners, L.P. and Haynes Holdings, Inc.

Exhibit  C  -          Form  of  Amended  Stockholders  Agreement

Exhibit  D  -       Escrow Agreement dated as of January 29, 1997 by and among
MLGA Fund II, L.P., MLGAL Partners, L.P., Haynes Holdings, Inc. and National City Bank, N.A.

Exhibit E -     Exercise and Repurchase Agreement by and among the Company and certain  members  of  management

Exhibit  F  -     Annual Report on Form 10-K of Haynes International, Inc. for
the  fiscal  year  ended  September  30,  1996

Exhibit G -     Current Report on Form 8-K of Haynes International, Inc. dated
January  22,  1996.

Exhibit  H  -          Press  Release  Dated  January  30,  1997.

Exhibit I -     Prospectus dated August 20, 1996 of Haynes International, Inc.
Related  to  Sale  of  Senior  Notes

To:    The  Holders  of Common Stock of Haynes Holdings, Inc. specified herein
("Offeree  Stockholders")

     INTRODUCTION

     The Company hereby offers to redeem a number of outstanding shares of Holdings Common Stock (determined in the manner set forth in the following paragraph) held by Offeree Stockholders at $10.15 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Consent Solicitation and Offer to Redeem and in the related Letter of Transmittal (which together constitute the "Redemption Offer"). The Redemption Offer is being made to all stockholders of the Company other than MLGA Fund II, L.P. (the "Fund"); MLGAL Partners, L.P., the general partner of the Fund ("MLGAL"); and certain members of management of the Company who currently own options to acquire Holdings Common Stock ("the "Management
Holders," and together with the Fund and MLGAL, the "Other Stockholders"). Tendering Offeree Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes with respect to the redemption of Holdings Common Stock by the Company pursuant to the Redemption Offer.

     The Company intends to redeem from the Fund, MLGAL and the Offeree Stockholders an aggregate of 5,217,685 shares of Holdings Common Stock. Subject to the terms and conditions of this Redemption Offer, the Company will redeem from each Offeree Stockholder (a) first, up to 79.575% of the outstanding shares of Holdings Common Stock held by such Offeree Stockholder, and (b) second, to the extent that less than all Offeree Stockholders tender for redemption 79.575% of their shares of Holdings Common Stock, such additional shares of Holdings Common Stock desired to be redeemed by such Offeree Stockholder as represents such Offeree Stockholder's pro rata portion (based on the total number of shares of Holdings Common Stock owned by such Offeree Stockholder prior to any redemption in relation to the total number of shares of Holdings Common Stock owned prior to any redemption by all Offeree Stockholders desiring to sell additional shares of Holdings Common Stock plus the total number of shares of Holdings Common Stock owned by the Fund and MLGAL prior to the transactions described below) of the additional shares of Holdings Common Stock needed for the Company to redeem from the Fund, MLGAL and the Offeree Stockholders an aggregate of 5,217,685 shares of Holdings Common Stock. The effect of the formula described in the foregoing sentence is to give all Offeree Stockholders the opportunity to have redeemed the same percentage of their shares of Holdings Common Stock as the percentage of the shares of Holdings Common Stock owned by the Fund and MLGAL to be redeemed. Because the exact number of shares of Holdings Common Stock which may be redeemed by each Offeree Stockholder cannot be determined at this time, Offeree Stockholders are encouraged to tender for redemption the maximum number of shares of Holdings Common Stock which such Offeree Stockholder desires to redeem without regard to the number which may actually be redeemed.

     The Redemption Offer is being made in connection with the following transactions:

     (1) The purchase by Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership ("Blackstone"), and two of its affiliates (the "Blackstone Affiliates," and together with Blackstone, the "Purchasers") of 5,323,799 shares of Holdings Common Stock, which will constitute 79.9% of the Holdings Common Stock outstanding after giving effect to all of the redemptions of Holdings Common Stock described herein (the "Purchase
Transaction").    See  "The  Purchase  Transaction-Terms  of  the  Purchase
Agreement."

     (2) The redemption by the Company of a number of shares of Holdings Common Stock held by the Fund and MLGAL equal to (i) 5,217,685 minus (ii) the number of shares of Holdings Common Stock redeemed by the Offeree Stockholders pursuant to this Redemption Offer. See "Redemption of Holdings Common Stock Held by Other Stockholders-Terms of the Fund Redemption Agreement."

     (3) The exercise of certain options held by certain of the Management Holders, and the simultaneous redemption by the Company of the 106,114 shares of Holding Common Stock acquired by certain of the Management Holders pursuant to the exercise of such options. See "Redemption of Holdings Common Stock by Other Stockholders-Terms of the Management Redemption Agreement."

     (4) The amendment of the existing Stockholders Agreement among the Company and certain stockholders of the Company (the "Existing Stockholders Agreement") including the Purchasers as parties to that agreement and to substantially revise the terms and conditions of that agreement (as amended, the "Amended Stockholders Agreement"). See "The Purchase Transaction-Terms of the Amended Stockholders Agreement."

     (5)    The  amendment  of  the  Amended  and  Restated  Loan and Security
Agreement with respect to the revolving credit facility (the "Loan and Security Agreement") of Haynes International, Inc., the Company's wholly-owned subsidiary ("International"). See "The Purchase Transaction-Amendment to the Loan and Security Agreement."

     As a result of the transactions described above, which constitute a change of control of the Company as defined in the Indenture (the "Indenture") with respect to International's 11 5/8% Senior Notes due 2004 (the "Senior Notes"), the Company will be required to offer to redeem for cash any and all outstanding Senior Notes at a redemption price equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest thereon to the date of redemption. See "The Purchase Transaction - The Change of Control Offer."

     The effect of the transactions referred to above is to transfer control of the Company and International from the Fund to the Purchasers, which will permit the existing stockholders to sell a majority of their shares of Holdings Common Stock for cash at a price of $10.15 per share, enable International to increase the maximum amount available for borrowing under International's revolving credit facility from $50 million to $60 million and give International greater access to additional sources of financing by reason of its affiliation with the Purchasers, and to amend the Existing Stockholders Agreement and effect the other transactions described herein.

     If none of the Offeree Stockholders determine to accept the Redemption Offer, then a total of 5,217,685 shares of Holdings Common Stock will be purchased from the Fund and MLGAL, and the Fund and MLGAL will continue to beneficially own approximately 4.5% of the shares of Holdings Common Stock outstanding after giving effect to all of the redemptions of Holdings Common Stock described herein. If Offeree Stockholders tender for redemption the maximum number of shares of Holdings Common Stock which will be redeemed pursuant to the Redemption Offer, then the Fund and MLGAL will continue to beneficially own approximately 16.7% of the shares of Holdings Common Stock outstanding after giving effect to all of the redemptions of Holdings Common Stock described herein.

     The Board of Directors of the Company has not obtained any appraisal or fairness opinion to the effect that the price at which shares of Holdings Common Stock will be sold to the Purchasers and redeemed from the Fund, MLGAL, the Management Holders and the Offeree Stockholders (the "Transaction Price") is fair to the Company or any person from a financial point of view. See "Price Range of Holdings Common Stock; Dividends."


     TERMS  AND  CONDITIONS  OF  THE  REDEMPTION  OFFER

     Upon the terms and subject to the conditions of this Redemption Offer, the Company will redeem from each Offeree Stockholder the number of shares of Holdings Common Stock determined in the manner set forth in the following paragraph, assuming such shares are validly tendered on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" shall mean 5:00 p.m., New York City time, on March 3, 1997, unless extended by the Company, in which case the Company will notify each Offeree Stockholder in writing as to the new Expiration Date.

     The Company intends to redeem from the Fund, MLGAL and the Offeree Stockholders an aggregate of 5,217,685 shares of Holdings Common Stock. Subject to the terms and conditions of this Redemption Offer, the Company will redeem from each Offeree Stockholder (a) first, up to 79.575% of the outstanding shares of Holdings Common Stock held by such Offeree Stockholder, and (b) second, to the extent that less than all Offeree Stockholders tender for redemption 79.575% of their shares of Holdings Common Stock, such additional shares of Holdings Common Stock desired to be redeemed by such Offeree Stockholder as represent such Offeree Stockholder's pro rata portion (based on the total number of shares of Holdings Common Stock owned by such Offeree Stockholder prior to any redemption in relation to the total number of shares of Holdings Common Stock owned prior to any redemption by all Offeree Stockholders desiring to sell additional shares of Holdings Common Stock plus the total number of shares of Holdings Common Stock owned by the Fund and MLGAL prior to the transactions described below) of the additional shares of Holdings Common Stock needed for the Company to redeem from the Fund, MLGAL and the Offeree Stockholders an aggregate of 5,217,685 shares of Holdings Common Stock. The effect of the formula described in the foregoing sentence is to give all Offeree Stockholders the opportunity to have redeemed the same percentage of their shares of Holdings Common Stock as the percentage of the shares of Holdings Common Stock owned by the Fund and MLGAL to be redeemed. Because the exact number of shares of Holdings Common Stock which may be redeemed by each Offeree Stockholder cannot be determined at this time, Offeree Stockholders are encouraged to tender for redemption the maximum number of shares of Holdings Common Stock which such Offeree Stockholder desires to redeem without regard to the number which may actually be redeemed.

     The Company expressly reserves the right, in its sole discretion (i) to waive any condition to its obligation to redeem shares of Holdings Common Stock pursuant to the Redemption Offer, (ii) to terminate this Redemption Offer at any time, (iii) to extend the Expiration Date, and (iv) at any time, or from time to time, to amend the Redemption Offer in any respect. Any waiver, termination, extension or amendment will be followed as promptly as practicable by written notice thereof to the Offeree Stockholders.

     This Offer to Redeem and the related Letter of Transmittal will be mailed to the Offeree Stockholders and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists for subsequent transmittal to Offeree Stockholders who are beneficial owners of Holdings Common Stock.

     The redemption of the shares of Holdings Common Stock tendered for redemption in accordance with this Offer to Redeem and the Letter of Transmittal is subject to each redeeming Offeree Stockholder consenting to the
amendment  of  the  Existing  Stockholders  Agreement.    See  "The  Purchase
Transaction - Terms of the Amended Stockholders Agreement" and "- Terms of the Purchase Transaction." Consents to the Amended Stockholders Agreement will become effective upon the acceptance for payment pursuant to this Redemption Offer of all shares of Holdings Common Stock validly tendered pursuant hereto prior to the Expiration Date.

     Whether or not an Offeree Stockholder determines to redeem Holdings Common Stock pursuant to this Redemption Offer, Offeree Stockholders may consent to the Amended Stockholders Agreement by following the procedures outlined below and the Offeree Stockholders are encouraged to carefully consider the benefits of becoming a party to the Amended Stockholder Agreement.


     PROCEDURE  FOR  TENDERING  SHARES

     For shares of Holdings Common Stock to be validly tendered pursuant to the Redemption Offer, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile copy thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Company at its address set forth in the Letter of Transmittal included with this Offer to Redeem. In addition, certificates for such shares of Holdings Common Stock must be received by the Company along with the Letter of Transmittal at such address. Also, as a condition to the redemption of any shares of Holdings Common Stock held by an Offeree Stockholder, the Offeree Stockholder must consent to the amendment of the Existing Stockholders Agreement by executing a signature page for, and becoming a party to, the Amended Stockholders Agreement.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch, agency or correspondent in the United States (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed
(i) if the Letter of Transmittal is signed by the registered holder of the shares of Holdings Common Stock tendered therewith and such holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such shares of Holdings Common Stock are tendered for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates are registered in the name of a person or person other than the signer of the Letter of Transmittal, or if payment is to be made or unpurchased shares of Holdings Common Stock are to be returned to a person other than the registered owner or owners, then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as provided in the instructions to the Letter of Transmittal. See Instruction 2 of the Letter of Transmittal.

     The method of delivery of shares of Holdings Common Stock, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder and, except as otherwise provided in the Letter of Transmittal, the delivery will be deemed made only when actually received by the Company. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

     In all cases, payment for shares of Holdings Common Stock tendered and accepted for redemption pursuant to the Redemption Offer will be made only after timely receipt by the Company of (i) certificates for such shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile copy thereof) with any required signature guarantees; (iii) a signature page for the Amended Stockholders Agreement; and (iv) any other documents required by the Letter of Transmittal.

     To prevent backup federal income tax withholding with respect to payment of the purchase price for shares of Holdings Common Stock purchased pursuant to the Redemption Offer, stockholders must provide the Company with their taxpayer identification number and certify that they are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Holdings Common Stock pursuant to the procedures described above will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of shares of Holdings Common Stock determined by it not to be in proper form or the acceptance for redemption of or redemption of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Redemption Offer or any defect or irregularity in any tender of shares of Holdings Common Stock for redemption. The Company's interpretation of the terms and conditions of the Redemption Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties. No tender of shares of Holdings Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in the tender of any shares of Holdings Common Stock or will incur any liability for failure to give any such notification.

     It is a violation of Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-4 promulgated thereunder, for a person to tender shares of Holdings Common Stock for his own account unless the person so tendering (i) owns such shares or (ii) owns other securities convertible into or exchangeable for such shares or owns an option, warrant or right to purchase such shares and intends to acquire such shares for tender by conversion, exchange or exercise of such option, warrant or right. Section 10(b) and Rule 10b-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of shares to the Company pursuant to any one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Redemption Offer, including the tendering stockholder's representations that (i) such stockholder owns the shares of Holdings Common Stock being tendered within the meaning of Rule 10b-4 under the Exchange Act and (ii) the tender of such shares complies with Rule 10b-4.


     ACCEPTANCE  FOR  REDEMPTION  AND  REDEMPTION  OF  SHARES

     Upon the terms and subject to the conditions of the Redemption Offer (including, if the Redemption Offer is amended, the terms and conditions of any such amendment), the Company will accept for redemption and will redeem promptly after the Expiration Date validly tendered shares of Holdings Common Stock. Payment of the redemption price for shares of Holdings Common Stock accepted for redemption will be made with a portion of the proceeds received by the Company as a result of the Purchase Transaction. In all cases, payment for shares of Holdings Common Stock to be redeemed pursuant to the Redemption Offer will be made only after timely receipt by the Company of certificates for such shares, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile copy thereof), a signature page for the Amended Stockholders Agreement, and any other documents required by the Letter of Transmittal.

     If any tendered shares of Holdings Common Stock are not redeemed for any reason, or if certificates submitted represent more shares of Holdings Common Stock than are tendered for redemption, certificates for such shares not redeemed or tendered will be returned, without expense to the tendering stockholder as soon as practicable following the expiration, termination or withdrawal of the Redemption Offer. Under no circumstances will interest be paid on the redemption price by the Company by reason of any delay in accepting for payment or paying for any shares or otherwise.

     Because the other requirements to amend the Existing Stockholders Agreement have been met, if a majority of the Institutional Holders (as defined in the Existing Stockholders Agreement) consent to the Amended Stockholders Agreement, all parties to the Existing Stockholders Agreement will be bound by the Amended Stockholders Agreement. Unless and until the foregoing condition is satisfied, such Institutional Holders will retain whatever rights and will be subject to the obligations and restrictions of the Existing Stockholder Agreement. Any Offeree Stockholder executing the signature page to the Amended Stockholders Agreement included with the Letter of Transmittal will have the rights of an "Investor" as such term is defined in the Amended Stockholders Agreement.


     WITHDRAWAL  RIGHTS

     Except as otherwise provided in this Consent Solicitation and Offer to Redeem, tenders of shares of Holdings Common Stock made pursuant to the Redemption Offer are irrevocable. Shares of Holdings Common Stock tendered pursuant to the Redemption Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on Monday, March 3, 1997, or, if the Company shall have extended the time for which the Redemption Offer is open, at any time prior to the latest time and date on which the Redemption Offer, as so extended by the Company, shall expire (i.e., the Expiration Date).

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of a notice of withdrawal must be timely received by the Company at its address set forth in the Letter of Transmittal included with this Consent Solicitation and Offer to Redeem. Any such notice must specify the name of the person who tendered the shares of Holdings Common Stock to be withdrawn, the number of shares of Holdings Common Stock to be withdrawn and the name of the registered holder of the shares of Holdings Common Stock to be withdrawn, if different from that of the person tendering such shares.

     If, for any reason whatsoever, the Company extends the Redemption Offer, is delayed in its redemption of or payment for shares of Holdings Common Stock or is unable to redeem or pay for shares of Holdings Common Stock for any reason, tendered shares of Holdings Common Stock may be retained by the Company and may not be withdrawn except to the extent that tendering Offeree Stockholders are entitled to withdrawal rights as set forth herein.

     Withdrawals may not be revoked, and any shares of Holdings Common Stock properly withdrawn will be deemed not to be validly tendered for purposes of the Redemption Offer. However, withdrawn shares of Holdings Common Stock may be retendered at any subsequent time prior to the Expiration Date by following the procedures described herein.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     CERTAIN  TAX  CONSEQUENCES

     Offeree Stockholders whose shares of Holdings Common Stock are accepted for redemption pursuant to the Redemption Offer will realize income or incur a loss which will be recognized for federal income tax purposes. If the Company redeems the shares of any stockholder for cash, receipt of the cash will be taxed to the stockholder as a dividend (resulting in the possible recognition of ordinary income) and will not be taxed as a capital gain unless it meets one of the following three tests set forth in Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code"):

     (1) The redemption is "not essentially equivalent to a dividend" within the meaning of Code Section 302(b)(1);

     (2) The distribution to the stockholder is "substantially disproportionate" with respect to the stockholder within the meaning of Code
Section  302(b)(2).    This  test  is  met  if:

          (a) After the redemption, the stockholder owns less than 50% of the total combined voting power of all classes of shares entitled to vote, and

          (b) The redemption has the effect of reducing the stockholder's proportionate interest in Holdings Common Stock following the redemption to an amount less than 80% of the proportionate interest of such stockholder prior to the redemption; or

     (3) The redemption is in complete redemption of all of the shares of Holdings Common Stock which are owned by the stockholder as described in Code
Section  302(b)(3).

     In light of the foregoing, a stockholder who redeems a sufficient amount of such stockholder's shares (including shares which such stockholder owns or is deemed to own under the constructive ownership rules discussed below) will be treated for federal income tax purposes as realizing capital gain or loss, provided the shares of Holdings Common Stock were held as a capital asset in the hands of such stockholder. As provided in Code Section 1001, gain or loss will be realized and recognized by such stockholder in an amount equal to the difference between the cash received and the adjusted tax basis of the shares of Holdings Common Stock surrendered.

     In determining whether the foregoing tests set forth in Code Section 302(b) are satisfied, the constructive ownership rules of Code Section 318 apply when making computations of share ownership both before and after the redemption. Under the rules of Code Section 318, stockholders will be treated as also holding shares owned by certain related persons and entities.

     THE FOREGOING IS INTENDED TO BE MERELY AN OVERVIEW OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES AND SHOULD NOT BE CONSIDERED TO BE TAX ADVICE. OFFEREE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES WITH RESPECT TO THE
FOREGOING  MATTERS  AND  ANY  OTHER  CONSIDERATIONS WHICH MAY BE APPLICABLE TO
THEM.


     PRICE  RANGE  OF  HOLDINGS  COMMON  STOCK;  DIVIDENDS

     There is no established trading market for the Holdings Common Stock. However, the Board of Directors of the Company is aware that several recent transactions involving Holdings Common Stock have occurred, at net prices to stockholders ranging from $8.00 to $10.00 per share. In addition, in November, 1996, the Board of Directors of the Company issued to certain members of management of International options to acquire shares of Holdings Common Stock at a price of $8.00 per share, which price was determined by the Board of Directors of the Company to represent the fair market value of Holdings Common Stock at that date.

     The Company has not previously declared or paid dividends on the Holdings Common Stock. The payment of dividends on the Holdings Common Stock would require that International declare and pay a dividend to the Company. The payment of dividends by International is limited by the terms of certain debt agreements to which International is a party. As a result, the Company does not anticipate paying dividends in the foreseeable future.

     THE  PURCHASE  TRANSACTION

Terms  of  the  Purchase  Agreement

     The following summary does not purport to be complete and is qualified in its entirety by the actual terms and provisions of the Purchase Agreement, which is attached hereto as Exhibit A.

     The Company and International entered into the Purchase Agreement with the Purchasers pursuant to which the Purchasers purchased (the "Closing") from the Company on January 29, 1997 (the "Closing Date") Holdings Common Stock representing approximately 79.9% of the shares of Holdings Common Stock outstanding after giving effect to the redemptions described herein at a purchase price of $10.15 per share. At the Closing, in addition to the other deliveries required, International paid fees to an affiliate of the Purchasers in the amount of $2,300,000, to PaineWebber Incorporated, the investment banker for the Purchasers, in the amount of $1,250,000, and to MLGAL in the amount of $1,750,000.

     Representations  and  Warranties

     The Company and International made certain representations and warranties
in  the  Purchase  Agreement  regarding:    their  organization,  power  and
qualifications; authorization of the Purchase Agreement and the other agreements contemplated thereby; that, with certain exceptions, the Purchase Agreement and the other agreements contemplated thereby do not violate or conflict with the organizational documents of the Company or its subsidiaries, any governmental order to which the Company or its subsidiaries is subject, or any material agreement to which the Company or International is a party; that no governmental or third party consent was necessary to consummate the transactions contemplated by, and to comply with the terms of, the Purchase Agreement, other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and from Congress Financial Corporation (Central) and Core States Bank N.A., lenders pursuant to the Loan and Security Agreement; the capitalization of the Company, International, and certain subsidiaries of International (the "Subsidiaries"); the financial condition of the Company and International; the absence of certain changes and events since September 30, 1996; certain tax matters; the Company's and International's employee benefit plans, collective bargaining agreements, employee agreements, intellectual property, environmental matters, compliance with applicable laws, whether brokers or finders fees were due in connection with the Purchase Transaction and certain other matters.

     The Purchasers made representations and warranties to the Company regarding: their organization; authorization of the Purchase Agreement; that the Purchase Agreement does not violate or conflict with the organizational documents of the Purchasers, any governmental order to which any of the Purchasers is subject or any material agreement to which any of the Purchasers is a party; that no governmental or third party consent was necessary to consummate the transactions contemplated by, and to comply with the terms of, the Purchase Agreement, other than pursuant to the HSR Act; their solvency; their investment intent; access to information about the Company and International; their sophistication; the source of the funds used to purchase the shares; that each is an accredited investor as defined under federal securities laws; and whether brokers or finders fees were due in connection with the Purchase Transaction.

     Certain  Covenants

     Pursuant to the Purchase Agreement, the Company agreed that from the date of the Purchase Agreement until Closing of the Purchase Transaction it would, and would cause International and the Subsidiaries to, take or not take certain actions, as described in the Purchase Agreement.

     The Purchasers also made certain covenants with respect to their actions prior to the Closing. All covenants of the Company and the Purchasers were either satisfied or waived prior to the Closing.

Terms  of  the  Amended  Stockholders  Agreement

     The following summary does not purport to be complete and is qualified in its entirety by the actual terms and provisions of the Amended Stockholders Agreement, which is attached hereto as Exhibit C.

     In connection with the Closing of the Purchase Transaction, the Existing Stockholders Agreement will be substantially amended. The parties to the Amended Stockholders Agreement will include the Purchasers, the Fund, MLGAL, the Management Holders and Offeree Stockholders who determine to become parties thereto (collectively, the "Investors"). Offeree Stockholders who desire to redeem shares of Holdings Common Stock pursuant to the Redemption Offer must consent and become parties to the Amended Stockholders Agreement, but other Offeree Stockholders may become parties thereto. The Offeree Stockholders are encouraged to carefully consider the benefits of becoming a party to the Amended Stockholders Agreement.

     Pursuant to the Amended Stockholders Agreement, the Purchasers, the Fund and MLGAL agree to vote all shares of Holdings Common Stock owned by such parties in favor of the election as members of the Board of Directors of (i) those individuals nominated by the Purchasers and (ii) one individual nominated by the Fund and MLGAL, so long as the Fund and MLGAL continue to own 25% of the Holdings Common Stock held by such parties immediately following the second closing under the Fund Redemption Agreement. See Redemption of Holdings Common Stock Held by the Other Stockholders-Terms of the Fund
Redemption Agreement. The Amended Stockholders Agreement imposes certain restrictions on, and provides Investors with certain rights in connection with, transfers of shares of Holdings Common Stock, including provisions that
(i) with certain exceptions, the parties may not grant any proxy or enter into or agree to be bound by any voting trust with respect to the Holdings Common Stock; (ii) if the Purchasers or certain of their transferees propose to sell any of their shares of Holdings Common Stock, the other Investors shall, subject to certain exceptions, have the right to participate ratably in the proposed sale; (iii) if the Purchasers propose to sell all of their Holdings Common Stock to a third party, the Purchasers, so long as they collectively own a majority of the shares of Holdings Common Stock, can compel the Investors and certain transferees of the Investors (other than transferees of the Fund, MLGAL and their current and former partners and employees) to sell their shares of Holdings Common Stock, (iv) give the Purchasers rights of first refusal with respect to transfers by management holders, and (v) subject to certain exceptions, require the Fund and MLGAL to obtain the consent of the Purchasers before selling or otherwise disposing of, in one transaction or series of transactions, 25% or more of the shares of Holdings Common Stock owned by the Fund and MLGAL immediately following the second closing under the Fund Redemption Agreement. Pursuant to the Amended Stockholders Agreement, the Investors are able to transfer shares of Holdings Common Stock in a private transaction to any person, other than certain affiliates of the Investors, and those transferees will have (A) the right to participate in the sale of shares of Holdings Common Stock by the Purchasers (as described in
(iii) in the preceding sentence), (B) the right to participate in the registration of shares of Holdings Common Stock (as described below) and (C) no other material restrictions of the further transfer of such shares of Holdings Common Stock other than those imposed by applicable securities laws.

         The Amended Stockholders Agreement also contains a commitment on the part of the Company to, under certain circumstances, register shares of Holdings Common Stock held by the Investors under the Securities Act of 1933, as amended (the "Securities Act"), upon request by the Fund, MLGAL or the Purchasers, or if the Company otherwise proposes to register shares of Holdings Common Stock, subject to certain conditions and limitations. Each time the Company proceeds to register shares of Holdings Common Stock, each Investor will have the right, subject to certain conditions and limitations, to include a certain number of its shares of Holdings Common Stock in such registration.

         In addition, the Amended Stockholders Agreement provides for the payment of a monitoring fee of $500,000 per annum to Blackstone Management Partners, L.P. ("Blackstone Partners"), provided that Blackstone Partners shall not, without additional approval of the Board of Directors of International and a majority of the disinterested directors of the Board of Directors of International, receive total fees pursuant to the Amended Stockholders Agreement in excess of $2,500,000. The Amended Stockholders Agreement requires the Company, in certain instances, to disclose information and to file reports necessary to permit the Investors to sell shares of Holdings Common Stock pursuant to Rule 144 promulgated under the Securities Act. Furthermore, the Amended Stockholders Agreement prohibits the Company and its subsidiaries from entering into any transaction or conducting any business with the Purchasers and their affiliates (other than payment of the monitoring fees and reasonable and customary investment banking fees for services rendered by the Purchasers or their affiliates) unless such transaction or business: (i) has been either (A) approved by a majority of the disinterested directors of the Company, or (B) the Company has received a written opinion from an independent investment banking firm that such transaction is fair to the Company and its subsidiaries from a financial point of view, and (ii) in the case of any transaction or series of related transactions involving an aggregate payment in excess of $5 million by or to the Purchasers and their affiliates, the Company has received a written opinion from a nationally recognized independent investment banking firm that the transaction or the series of related transactions is fair to the Company and its subsidiaries from a financial point of view. The Amended Stockholders Agreement terminates upon the tenth anniversary of the initial effective date of the Amended Stockholders Agreement.

     Because the other requirements to amend the Existing Stockholders Agreement have been met, if a majority of the Institutional Holders (as defined in the Existing Stockholders Agreement) consent to the Amended Stockholders Agreement, all parties to the Existing Stockholders Agreement will be bound by the Amended Stockholders Agreement. Unless and until the foregoing condition is satisfied, such Institutional Holders will retain whatever rights and will be subject to the obligations and restrictions of the Existing Stockholder Agreement. Any Offeree Stockholder executing the signature page to the Amended Stockholders Agreement included with the Letter of Transmittal will have the rights of an "Investor" as such term is defined in the Amended Stockholders Agreement.

Amendment  to  the  Loan  and  Security  Agreement

     The following summary does not purport to be complete and is qualified in its entirety by the actual terms and provisions of the Loan Agreement Amendment being described, a copy of which will be provided upon request to the Company.

     On January 24, 1997, the Company entered into Amendment No. 2 (the "Loan Agreement Amendment") to the Amended and Restated Loan and Security Agreement with CoreStates Bank, N.A. and Congress Financial Corporation (Central), as lenders (the "Lenders"), and Congress Financial Corporation (Central), as agent for the lenders (the "Loan Agreement"). The Loan Agreement Amendment provides that: (i) the maximum amount available for borrowing under the Loan and Security Agreement is increased from $50 million to $60 million, and a fee of $100,000 was paid to the Lenders in consideration for such increase; (ii) the Lenders and the Agent consent to the Purchase Transaction and the Fund Redemption; (iii) the commissions, fees, costs, expenses and other charges incurred by International in connection with the Purchase Transaction and the redemptions of shares of Holdings Common Stock contemplated herein will not be considered in determining International's compliance with covenants related to the adjusted net worth or consolidated net income of International; (iv) the amount used to calculate the unused line fee will be the amount by which $48,000,000 (instead of $40,000,000) exceeds the average daily principal balance of the outstanding loans; and (v) International will be permitted to incur such indebtedness as is necessary to finance any redemptions pursuant to the change of control offer described below in respect to the Senior Notes.

     The proceeds received by the Company from the Purchase Transaction were and will be applied by the Company to finance the redemptions of Holdings Common Stock from the Fund, MLGAL and the Offeree Stockholders as described herein. The transaction fees in connection with the purchase and redemption transactions described herein were funded through additional borrowings under the Loan and Security Agreement.

The  Change  of  Control  Offer

     The Purchase Transaction constitutes a Change of Control as defined in the Indenture. As a result, International is required to offer to redeem the Senior Notes (the "Change of Control Offer") at a price of 101% of the principal balance of the Senior Notes (the "Note Redemption Price"). The Company currently anticipates making the Change of Control Offer soon after the date of this Offer to Redeem, and the Change of Control Offer will expire approximately thirty (30) days after the Change of Control Offer is made. Because the Board of Directors of the Company is aware that the Senior Notes have recently been trading at prices significantly above the Note Redemption Price, the Company currently does not anticipate that any of the Senior Notes will be tendered for redemption pursuant to the Change of Control Offer. If any of the Senior Notes are tendered pursuant to the Change of Control Offer, the Company currently anticipates that replacement financing will be obtained through additional borrowings under the Loan and Security Agreement or through the issuance of additional Senior Indebtedness as defined therein.


     REDEMPTION  OF  HOLDINGS  COMMON  STOCK  HELD
     BY  THE  OTHER  STOCKHOLDERS

     In connection with the Purchase Agreement, the Company entered into (a) a Stock Redemption Agreement with the Fund and MLGAL (the "Fund Redemption Agreement") and (b) an Exercise and Repurchase Agreement with the Management Holders (the "Management Redemption Agreement").

Terms  of  the  Fund  Redemption  Agreement

     The following summary does not purport to be complete and is qualified in its entirety by the actual terms and provisions of the Fund Redemption Agreement, which is attached hereto as Exhibit B.

     Pursuant to the Fund Redemption Agreement, the Company has agreed to redeem that number of shares of Holdings Common Stock held by the Fund and MLGAL which, when combined with the number of shares of Holdings Common Stock held by the Management Holders and the Offeree Stockholders and redeemed by the Company, equals 79.9% of the issued and outstanding shares of Holdings Common Stock.

     In the Fund Redemption Agreement, the Fund and MLGAL make several representations to the Company, including representations regarding: their organization, power and qualifications; title to the shares of Holdings Common Stock to be redeemed; their authority to execute and deliver the Fund Redemption Agreement; that the Fund Redemption Agreement does not violate or conflict with the organizational documents of the Fund or MLGAL or any governmental order or material agreement to which the Fund or MLGAL is subject or is a party; and that no consents are necessary. The Company also makes similar representations to the Fund and MLGAL.

     The redemption of the shares of Holdings Common Stock pursuant to the Fund Redemption Agreement occurs on two separate dates, the first of which has already occurred. At the first closing, which occurred on the same date as the Closing of the Purchase Transaction, the Company redeemed from the Fund and MLGAL 4,393,915 shares of Holdings Common Stock, which is the number of shares of Holdings Common Stock which, when combined with the shares of Holdings Common Stock to be redeemed by the Management Holders and the maximum number of shares to be redeemed by the Offeree Stockholders if this Redemption Offer is fully subscribed, will equal the number of shares of Holdings Common Stock purchased by the Purchasers. The Company will redeem the shares of Holdings Common Stock tendered for redemption by the Offeree Stockholders in accordance with the Redemption Offer and such additional shares of Holdings Common Stock held by the Fund and MLGAL so that the total shares of Holdings
Common Stock held by the Fund, MLGAL, the Management Holders and the Offeree Stockholders and redeemed by the Company equals the number of shares of Holdings Common Stock purchased by the Purchasers. At the time of the first closing, the funds necessary to redeem the shares of Holdings Common Stock from the Fund, MLGAL and the Offeree Stockholders were placed in escrow pursuant to the Escrow Agreement, a copy of which is attached hereto as Exhibit D.

Terms  of  the  Management  Redemption  Agreement

     The following summary does not purport to be complete and is qualified in its entirety by the actual terms and provisions of the Management Redemption Agreement, which is attached hereto as Exhibit E.

     Pursuant to the Management Redemption Agreement, the Management Holders exercised options to acquire 106,114 shares of Holdings Common Stock which were already fully vested, and the Company redeemed the shares of Holdings Common Stock acquired pursuant to such exercises for $10.15 per share. The members of management of the Company redeeming shares of Holdings Common Stock and the numbers of shares each such person redeemed are as follows: Michael
D. Austin, 40,000 shares; Joseph F. Barker, 23,644 shares; F. Galen Hodge, 35,470 shares; and Charles J. Sponaugle, 7,000 shares. Because of the simultaneous exercise of options and redemption by the Company pursuant to the Management Redemption Agreement, no shares of Holdings Common Stock were issued to the Management Holders and the aggregate exercise price with respect to the options held by each Management Holder was deducted, together with required tax withholdings, from the proceeds to be received by the Management Holders pursuant to the redemption of their respective shares.

     Each of the Management Holders made certain representations and warranties with respect to the shares of Holdings Common stock redeemed pursuant to the Management Redemption Agreement, including that: the Management Redemption Agreement constitutes valid and legally binding obligations of the Management Holder; the Management Redemption Agreement did not and will not cause a default or breach with respect to any agreement to which the Management Holder is a party; no other party has any rights with respect to the applicable option agreements or the shares of Holdings Common Stock acquired upon exercise of the options; the Management Holder has adequate knowledge and experience, and had access to all material information, in order to evaluate the redemption; and the Management Holder is an accredited investor under the securities laws.


     CERTAIN  INFORMATION  WITH  RESPECT  TO  THE  COMPANY

     The Company is a Delaware corporation which owns all of the outstanding Common Stock of International. Included herewith as Exhibit F is a copy of the Annual Report on Form 10-K filed by International with the Securities and Exchange Commission relating to International's fiscal year ending September 30, 1996. Included herewith as Exhibit G is a copy of the Current Report on Form 8-K filed by International with the Securities and Exchange Commission for the purpose of filing the press release announcing the pending purchase of shares of Holdings Common Stock by the Purchasers. Included herewith as Exhibit H is a copy of the press release dated January 30, 1997 issued by International announcing results for the first quarter of fiscal 1997.
International completed the sale of $140,000,000 of its Senior Notes in August, 1996 (the "Notes Offering"), and included as Exhibit I is a copy of the final Prospectus used in connection with the Notes Offering. The information set forth in Exhibits F, G, H and I is hereby incorporated by reference as if fully set forth herein.

     In connection with the consummation of the Purchase Transaction and the other transactions contemplated thereby, all of the members of the Board of Directors of the Company and International resigned except for Michael D. Austin and Ira Starr. Pursuant to the terms of the Amended Stockholders Agreement, the following representatives of the Purchasers were elected to the Board of Directors of the Company and International: David A. Stockman, Chin Chu, David Blitzer, and Glenn Hutchins. Michael D. Austin remained on the Board of Directors of the Company and International as a nominee of the
Purchasers. Ira Starr, a general partner of MLGAL, which is the general partner of the Fund, remained on the Board of Directors of the Company and International as a nominee of the Fund and MLGAL.


     CERTAIN  INFORMATION  WITH  RESPECT  TO  BLACKSTONE

     The Purchasers are affiliates of The Blackstone Group, a private investment bank based in New York and founded in 1985 by Peter G. Peterson, its current Chairman, and Stephen A. Schwarzman, its current Chief Executive Officer. The Blackstone Group's main businesses include strictly friendly principal investments, real estate investing and asset management, restructuring and merger and acquisition advisory services. Blackstone, the group's principal investment vehicle, has approximately $1.3 billion of committed equity capital.